Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-266522) and Form S-8 (No. 333-214383) of SandRidge Energy, Inc. and subsidiaries (the “Company”), of our report dated March 15, 2023, except for Note 18, as to which the date is March 11, 2025, relating to the consolidated financial statements for the year ended December 31, 2022 of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Moss Adams LLP

Houston, Texas
March 11, 2025